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EXHIBIT 99.1


(GULFTERRA LOGO)                                                            NEWS
                                                           For Immediate Release


                      PETAL GAS STORAGE TO HOLD OPEN SEASON

HOUSTON, TEXAS, JUNE 25, 2004--Petal Gas Storage, L.L.C. (Petal), a subsidiary of GulfTerra Energy Partners, L.P. (NYSE:GTM), announced today that it will hold a non-binding Open Season to determine market interest for up to 5.0 billion cubic feet (Bcf) of firm natural gas storage capacity at its Petal Gas Storage facility (Petal), and up to 500,000 million British thermal units (MMBtu) per day of Firm Transportation on the Petal Pipeline, all available in the third quarter of 2007. The storage and transportation capacities became available when the Letter of Intent between Petal and Southern Natural Gas Company expired in June 2004.

The Open Season will begin at 9:00 a.m. Central Daylight Time on Wednesday, July 7, 2004 and conclude at 3:00 p.m. Central Daylight Time on Thursday, July 22, 2004. Customers interested in bidding on the available capacity must complete a Request for Storage Service Form that can be obtained on Petal's Web site at http://www.starwebgas.com under Informational Postings, or by contacting Russ Kovin at (832) 676-5659 or at Russ.Kovin@gulfterra.com.

The Petal Gas Storage facility, which consists of 9.5 billion cubic feet of high-deliverability natural gas storage and 35,400 horsepower of compression, has bi-directional interconnects with Tennessee Gas Pipeline, Gulf South Pipeline and Hattiesburg Gas Storage. Via the Petal Pipeline, a 60-mile take-away pipeline between Petal, MS and Enterprise, MS, there are additional bi-directional interconnects with Transcontinental Gas Pipe Line, Southern Natural Gas, and Destin Pipeline, providing access to key markets in the Eastern United States.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the Web at www.gulfterra.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This release includes forward-looking statements and projections. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.

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However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.



CONTACT
Investor Relations and MLP Finance
Andrew Cozby, Director
Office: (832) 676-5315
Fax: (832) 676-1671